Novatel Wireless Appoints Sue Swenson as CEO
Ms. Swenson continues as Chair of the Board of Directors
Company also updates guidance ranges for the third quarter of 2015

SAN DIEGO-October 28, 2015 -- Novatel Wireless (NASDAQ: MIFI), a leading provider of solutions for the Internet of Things (IoT) and inventors of MiFi® technology, announced today that the Board of Directors has appointed its current Chair, Sue Swenson, to serve as Chief Executive Officer of the Company. Ms. Swenson replaces Alex Mashinsky, whose employment with the Company was terminated on October 27, 2015. Mr. Mashinsky is also required to resign from the Company's Board of Directors pursuant to the terms of his employment agreement with the Company.
“I am very excited for the opportunity to guide Novatel Wireless as we emerge from a period of transition and focus our sights on global IoT opportunities and driving shareholder value,” stated Ms. Swenson. “I am confident we have the people, assets and operational alignment necessary to achieve growth with our higher margin software and SaaS offerings, including the fleet and vehicle telematics offerings from our recently acquired DigiCore operations and its 325,000 Ctrack™ subscribers.”
“Working closely with management over the past three years to dramatically reposition Novatel Wireless as a leading player in IoT has been a challenging but very fruitful experience,” added Ms. Swenson. “I am thrilled for the opportunity to become the Company’s operational leader and, as CEO, to focus all of my time and energy on furthering our evolution from hardware-only sales to end-to-end IoT solutions and recurring SaaS revenues.”
Ms. Swenson brings decades of leadership experience and operational expertise in the wireless technologies industry. She was president and COO of PacTel Cellular, which later became part of AirTouch Cellular. She served as CEO and president of Cellular One and as president of Leap Wireless before landing at T-Mobile USA where she was COO until moving to MVNO startup Amp'd Mobile. Most recently she served as CEO of Sage, North America, a software firm. Swenson also sits on a number of boards including those of Harmonic, Spirent Plc, and Wells Fargo. Ms. Swenson is chair of FirstNet has been a member of Novatel Wireless’s Board of Directors since 2012 and has been chair of the Board since 2014.
Third Quarter Financial Guidance
In addition, Novatel Wireless has narrowed its previous revenue and adjusted EBITDA guidance ranges for the third quarter of 2015. The Company now expects to report third quarter revenues of $54 to $55 million, with third quarter negative adjusted EBITDA of ($0.2 to $0.6 million). Both of these ranges are within the broader ranges previously provided by the Company as guidance for the third quarter. The Company is scheduled to report its third quarter financial results after the stock market closes on Thursday, November 5, 2015.
ABOUT NOVATEL WIRELESS
Novatel Wireless, Inc. (Nasdaq: MIFI) is a leader in the design and development of M2M wireless solutions based on 3G and 4G technologies. The Company delivers Internet of Things (IoT) and Cloud SaaS services to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi® mobile hotspots, USB modems, embedded modules, mobile tracking solutions and asset tracking solutions. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises. Novatel Wireless is headquartered in San Diego, California. For more information please visit www.novatelwireless.com. @MIFI
Cautionary Note Regarding Forward-Looking Statements
Some of the information presented in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In this context, forward-looking statements often address expected future business and financial performance and often contain words such as "may," "estimate," "anticipate," "believe," "expect," "intend," "plan," "project," "will" and similar words and phrases indicating future results. The information presented in this release related to our outlook for the Company’s third quarter ending September 30,

2015, the statements made by Sue Swenson, as well as other statements that are not purely statements of historical fact, are forward-looking in nature. These forward-looking statements are made on the basis of management's current expectations, assumptions, estimates and projections and are subject to significant risks and uncertainties that could cause actual results to differ materially from those anticipated in such forward-looking statements. The Company therefore cannot guarantee future results, performance or achievements. Actual results could differ materially from the Company's expectations.
Factors that could cause actual results to differ materially from Novatel Wireless' expectations are set forth as risk factors in the Company's SEC reports and filings and include (1) the future demand for wireless broadband access to data, (2) the growth of wireless wide-area networking, (3) changes in commercially adopted wireless transmission standards and technologies including 3G and 4G standards, (4) continued customer and end user acceptance of the Company's current products and market demand for the Company's anticipated new product offerings, (5) increased competition and pricing pressure from current or future wireless market participants, (6) dependence on third party manufacturers in Asia and key component suppliers worldwide, (7) the Company’s ability to integrate FW, DigiCore and any other businesses, products, technologies or personnel that we may acquire in the future, (8) unexpected liabilities or expenses, (9) the Company's ability to introduce new products in a timely manner, (10) litigation, regulatory and IP developments related to our products or component parts of our products, (11) dependence on a small number of customers, (12) the effect of changes in accounting standards and in aspects of our critical accounting policies and (13) the Company's plans and expectations relating to acquisitions, strategic relationships, international expansion, software and hardware developments, personnel matters and cost containment initiatives.
These factors, as well as other factors described in the reports filed by the Company with the SEC (available at www.sec.gov), could cause actual results to differ materially from those expressed in the Company’s forward-looking statements. Novatel Wireless assumes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as otherwise required pursuant to applicable law and our on-going reporting obligations under the Securities Exchange Act of 1934, as amended.
(C) 2015 Novatel Wireless, Inc. All rights reserved. The Novatel Wireless name and logo are trademarks of Novatel Wireless, Inc.
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Investor Relations Contact:
Michael Sklansky
(858) 431-0792
msklansky@nvtl.com

Source: Novatel Wireless, Inc.